[MAPICS LOGO]

Financial Contact:

Michael J. Casey

Chief Financial Officer

MAPICS, Inc.

(678) 319-8359

mike.casey@mapics.com

MAPICS REPORTS PRELIMINARY RESULTS OF $0.11—$0.13 EPS (GAAP) AND

$0.04—$0.06 (ADJUSTED) FOR THIRD QUARTER OF FISCAL 2003

REVENUE EXPECTED TO BE UP 20% OVER PRIOR QUARTER

ATLANTA (July 10, 2003)—MAPICS, Inc. (Nasdaq/NM: MAPX) today reported that, on a preliminary basis, the Company expects a GAAP net income for its third fiscal quarter ended June 30, 2003 of $0.11 to $0.13 per share (diluted) including a $0.08 per share income tax benefit and restructuring costs of approximately $0.01 per share. Total revenue for the third quarter is expected to increase by approximately 20% to $45 to $47 million versus $38.3 million in the previous quarter and increase by over 40% compared with $31.3 million for the prior year period. The Company anticipates license revenue to be approximately $12 to $13 million for the third quarter, up from license revenue of $10.3 million in the second quarter and $9.4 million in the prior year period. Third quarter results include the contribution from the acquisition of the Frontstep business for the entire period.

Excluding the income tax benefit and restructuring costs, the Company expects adjusted earnings for the third quarter of $0.04 to $0.06 per share (diluted). The Company is providing adjusted earnings per share as additional information regarding the Company’s operating results. Adjusted earnings represent income before restructuring and acquisition charges, and effects of certain tax attributes, net of income taxes. The Company believes that this presentation of adjusted earnings per share provides useful information to investors to help identify financial and business trends relating to the Company’s results of operations.

“We are pleased to report that the integration of Frontstep is substantially complete and our combined operations are generating momentum in the marketplace,” remarked Dick Cook, president and chief executive officer. “Our preliminary third quarter results better reflect the strength of the new MAPICS. We recognized the desire of our shareholders to see a full quarter of combined results as soon as possible and are therefore releasing preliminary results. We are on track to realize the synergies that we anticipated with this acquisition having reduced the headcount by over 300 from those on board when the transaction was announced. Our strategic efforts to expand our large customer base have been validated by our operating results. We continue to evaluate additional opportunities.”

The Company also reported that it is working with Frontstep’s prior auditors to complete its review of Frontstep’s accounts receivable and determine the effect on Frontstep’s previously reported financial information. The results of this review are not expected to effect MAPICS’ financial statements in this or future periods. The Company expects to complete this review and file the pro forma financial information on the Frontstep acquisition required under Form 8-K prior to September 30, 2003.

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MAPICS, Inc. / 1000 Windward Concourse Parkway, Suite 100 / Alpharetta, GA 30005 / (678) 319-8000

MAPICS, Inc. Reports Preliminary Third Quarter Earnings

July 10, 2003

The Company has scheduled its announcement of final earnings for the third fiscal quarter and first nine months ended June 30, 2003, after the market closes on July 31, 2003. MAPICS will also provide an online, real-time webcast and provide for rebroadcast of its conference call for the third quarter of fiscal 2003. The live broadcast of MAPICS, Inc.’s quarterly conference call will be available online at www.mapics.com or www.companyboardroom.com on July 31, 2003, beginning at 5:00 p.m. (Eastern Time). The online replay will be available at approximately 7:00 p.m. (Eastern Time) and continue for 30 days.

About MAPICS

MAPICS is the largest global solutions provider focused exclusively on manufacturing. Building on more than 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency, and exceeding customer expectations. MAPICS solutions include software – extended ERP, CRM, and supply chain management – and professional services. The solutions are implemented on the two industry-leading technology platforms – Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries. For more information, visit www.mapics.com.

MAPICS is a trademark of MAPICS, Inc.

Other brand and product names may be trademarks of their respective owners.

Editor’s Note: The correct usage of the MAPICS name is all capitals.

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical fact, including those regarding forecasted revenues, accretion, earnings, restructuring costs, cash flow and liquidity and the future prospects of combined business, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipates,” “believes,” “momentum,” “realize,” “efforts,” “continue” and similar expressions are intended to identify such forward-looking statements. Many factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, the size and timing of license transactions, completion of the Company’s closing process, the assistance of third parties in completing our review of Frontstep accounts receivable, the effect of fluctuations in the economy including the effects of any outbreak of hostilities, the effect of economic conditions on the spending patterns of the Company’s customers, the ability to maintain adequate cash flow, the ability to successfully integrate acquisitions, the ability to maintain a satisfactory credit facility, the impact of competitive products and services, our relationship with our affiliates and suppliers, the ability to improve sales, the ability to manage costs and expenses, the availability of qualified resources, the ability to develop and enhance products, and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

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